Exhibit 4.1

NEITHER THIS CONVERTIBLE NOTE NOR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS CONVERTIBLE NOTE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR STATE LAW OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

$660,131.80	Los Angeles, California Execution Date: May 23, 2017; Effective Date: December 31, 2016

GOPHER PROTOCOL INC.

6% CONVERTIBLE NOTE DUE MAY 30, 2019

FOR VALUE RECEIVED, Gopher Protocol Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of GUARDIAN PATCH LLC, the principal amount of Six Hundred Sixty Thousand, Hundred Thirty-One Dollars and 80 Cents ($660,131.80) on May 30, 2019 (“Maturity Date”). Interest on the outstanding principal balance shall be paid at the rate of six percent (6%) per annum, payable on the Maturity Date. Accrued interest shall also be payable at such time as any payment of principal of this Convertible Note is made. Interest shall be computed on the basis of a 360-day year, using the number of days actually elapsed.

ARTICLE 1.

Events of Default and Acceleration

(a)  Events of Default Defined. The entire unpaid principal amount of this Convertible Note, together with interest thereon shall, on written notice to the Company given by the holder of this Convertible Note, forthwith become and be due and payable if any one or more the following events (“Events of Default”) shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree, or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing. An Event of Default shall occur:

(i)         if failure shall be made in the payment of the principal when and as the same shall become due and such failure shall continue for a period of five (5) business days after such payment is due; or

(ii)        if failure shall be made in the payment of any installment of interest any of the Convertible Notes when and as the same shall become due and payable whether at maturity or otherwise and such failure shall continue for ten (10) days after the date such payment is due; or

(iii)       if the Company shall violate or breach any of the representations, warranties and covenants contained in the Convertible Note and such violation or breach shall continue for thirty (30) days after written notice of such breach shall been received by the Company from the holder of the Convertible Note; or

(iv)       if the Company shall consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Company, in any such proceeding, or shall by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, or shall, in a petition in bankruptcy filed against it or them be adjudicated a bankrupt, or the Company or their directors or a majority of its stockholders shall vote to dissolve or liquidate the Company other than a liquidation involving a transfer of assets from a Subsidiary to the Company; or

(v)        if an involuntary petition shall be filed against the Company seeking relief against the Company under any now existing or future bankruptcy, insolvency or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, and such petition shall not be vacated or set aside within ninety (90) days from the filing thereof; or

(vi)       if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without consent of the Company, a receiver, trustee or liquidator of the Company, or of all or any substantial part of the property of the Company, or approving a petition filed against the Company or any Material Subsidiary seeking a reorganization or arrangement of the Company or any Material Subsidiary under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, or any substantial part of the property of the Company shall be sequestered; and such order, judgment or decree shall not be vacated or set aside within ninety (90) days from the date of the entry thereof.

(b)  Rights of Convertible Note Holder. Nothing in this Convertible Note shall be construed to modify, amend or limit in any way the right of the holder of this Convertible Note to bring an action against the Company.

ARTICLE 2.

Conversion

(a)  Right of Conversion.

(i)         At any time commencing on the date hereof (the “Initial Conversion Date”), the holder of this Convertible Note shall have the right, in whole at any time and in part from time to time, prior to payment of the principal of this Convertible Note, to convert all or any part of the principal amount of this Convertible Note outstanding from time to time and any accrued but unpaid interest thereon into such number of shares of Common Stock at the conversion price hereinafter defined (the “Conversion Price”); provided, that the right to conversion shall terminate at 5:00 P.M. New York City time on the business day prior to the Maturity Date of this Convertible Note.

(ii)        In order to exercise the conversion right, the holder of this Convertible Note shall surrender this Convertible Note at the office of the Company together with written instructions specifying the portion of the principal amount of accrued interest on this Convertible Note which the holder elects to convert and the registration and delivery of certificates for shares of Common Stock issuable upon such conversion. The shares of Common Stock issuable upon conversion of principal and interest on this Convertible Note are referred to as the “Conversion Shares.” The number of Conversion Shares to be issued upon any whole or partial conversion of this Convertible Note shall be determined by dividing the amount of principal and interest being converted by the Conversion Price in effect on the date of such conversion, which shall be the date this Convertible Note is delivered to the Company for conversion. The holder shall thereupon be deemed the holder of the shares of Common Stock so issued, and the principal amount of the Convertible Note and interest thereon, to the extent so converted, shall be deemed to have been paid in full. If this Convertible Note shall have been converted in part, the holder of this Convertible Note shall be entitled to a new Convertible Note representing the unpaid principal balance of such Convertible Note remaining after deducting the principal amount of the Convertible Note converted.

(b)  Conversion Price. The Conversion Price shall mean 50% of the lowest closing price for the Common Stock on the principal market during the ten (10) consecutive Trading Days immediately preceding the Conversion Date. “Trading Day” shall mean any day on which the Common Stock is tradable for any period on the OTCQB, or on the principal securities exchange or other securities market on which the Common Stock is then being traded. The Conversion Price will in no case be lower than $0.01 (1 penny); provided, however, that in no event shall the holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Note or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, provided, further, however, that the limitations on conversion may be waived by the holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Borrower, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the holder, as may be specified in such notice of waiver).

(c)  Reclassification, Reorganization or Merger. In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Company, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock or the class issuable upon conversion of this Convertible Note) or in case of any sale, lease or conveyance to another corporation of the property of the Company as an entirety, the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the holder of this Convertible Note shall have the right thereafter by converting this Convertible Note, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been purchased upon conversion of this Convertible Note immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

(d)  Fractional Shares. No fractional shares or script representing fractional shares shall be issued upon the conversion of any Convertible Notes.

ARTICLE 3.

Miscellaneous

(a)  Transferability. This Convertible Note shall not be transferred except in a transaction exempt from registration pursuant to the Securities Act and applicable state securities law. The Company shall treat as the owner of this Convertible Note the person shown as the owner on its books and records.

(b)  WAIVER OF TRIAL BY JURY. IN ANY LEGAL PROCEEDING TO ENFORCE PAYMENT OF THIS NOTE, THE COMPANY WAIVES TRIAL BY JURY.

(c)  WAIVER OF ANY RIGHT OF COUNTERCLAIM. EXCEPT AS PROHIBITED BY LAW, THE COMPANY HEREBY WAIVES ANY RIGHT TO ASSERT ANY CLAIM IT MAY HAVE AGAINST THE HOLDER OF THIS CONVERTIBLE NOTE BY WAY OF A COUNTERCLAIM (OTHER THAN A COMPULSORY COUNTERCLAIM) IN ANY ACTION ON THIS CONVERTIBLE NOTE.

(d)  Usury Saving Provision. All payment obligations arising under this Convertible Note are subject to the express condition that at no time shall the Company be obligated or required to pay interest at a rate which could subject the holder of this Convertible Note to either civil or criminal liability as a result of being in excess of the maximum rate which the Company is permitted by law to contract or agree to pay. If by the terms of this Convertible Note, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

(e)  Governing Law. This Convertible Note shall be governed by the laws of the State of California applicable to agreements executed and to be performed wholly within such State. The Company hereby (i) consents to the exclusive jurisdiction of the state and federal courts located in Los Angeles, California in any action relating to or arising out of this Convertible Note, (ii) agrees that any process in any such action may be served upon it, in addition to any other method of service permitted by law, by certified or registered mail, return receipt requested, or by an overnight courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon him in California City, and (iii) waives any claim that the jurisdiction of any such tribunal is not a convenient forum for any such action and any defense of lack of in personal jurisdiction with respect thereto.

(f)  Expenses. In the event that the Holder commences a legal proceeding in order to enforce its rights under this Convertible Note, the Company shall pay all reasonable legal fees and expenses incurred by the holder with respect thereto.

IN WITNESS WHEREOF, the Company has executed this Convertible Note as of the date and year first aforesaid.

GOPHER PROTOCOL INC.

By:/s/ Michael Murray
Name: Michael Murray
Title: CEO

Note Balance Developed as Followings:

Apr. 30, 2016	34,459.90
May 30, 2016	49,750.00
June 30, 2016	164,385.90
July 20, 2016	64,525.00
Aug. 30, 2016	89,650.47
Sept. 30, 2016	64,992.40
Oct. 30, 2016	104,153.21
Nov. 30, 2016	65,615.79
Dec, 31, 2016	22,599.13

$660,131.80

NOTICE OF CONVERSION

[To be Signed Only Upon Conversion

of Part or All of Convertible Notes]

GOPHER PROTOCOL INC.

The undersigned, the holder of the foregoing Convertible Note, hereby surrenders such Convertible Note for conversion into shares of Common Stock of Gopher Protocol Inc. to the extent of $       unpaid principal amount of and interest due on such Convertible Note, and requests that the certificates for such shares be issued in the name of  ___________________________, and delivered to ___________________________, whose address is _______________________________________.

Dated:

(Signature)

(Signature must conform in all respects to name of holder as specified on the face of the Convertible Note.)